FOR IMMEDIATE RELEASE

For Further Information:

Zweig Funds Shareholder Services

(800) 272-2700

zweig@virtus.com

THE ZWEIG FUND, INC. DISCLOSES SOURCES OF DISTRIBUTION –

SECTION 19(a) NOTICE

New York, January 4, 2016 — The Zweig Fund, Inc. (NYSE: ZF) declared a quarterly distribution of $0.222 per share, payable on January 11, 2016, to shareholders of record on December 31, 2015 (ex-date December 29, 2015).

The Fund has a Managed Distribution Plan (“Plan”) to pay 6% of the Fund’s net asset value on an annualized basis, consistent with its primary investment objectives and as required by the Internal Revenue Code of 1986, as amended. Distributions may represent earnings from net investment income, capital gains, or if necessary, return of capital. You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Plan.

The following chart discloses information on the sources of the distribution:

Distribution Estimates	December 2015 (QTD)		Year-to-date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$0.035	15.8%	$0.126	13.1%
Net Realized Foreign Currency Gains	-	0.0%	-	0.0%
Net Realized Short-Term Capital Gains	-	0.0%	-	0.0%
Net Realized Long-Term Capital Gains	0.167	75.2%	0.813	84.8%
Return of Capital (or other Capital Source)	0.020	9.0%	0.020	2.1%
Total Distribution	$0.222	100.0%	$0.959	100.0%

(1)	YTD February 2, 2015 to January 11, 2016. (The distribution paid on January 9, 2015 was reportable for tax on Form 1099 in 2014)

The Fund estimates that it has distributed more than its income and net realized capital gains in the fiscal year to date; therefore, a portion of the distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send shareholders a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Information regarding the Fund’s performance and distribution rates is set forth below. Please note that all performance figures are based on the Fund’s NAV and not the market price of the Fund’s shares. Performance figures are not meant to represent individual shareholder performance.

December 31, 2015
Average Annual Total Return on NAV for the 5-year period ended this quarter (2)	7.84%
Current Fiscal YTD Annualized Distribution Rate (3)	6.01%

YTD Cumulative Total Return on NAV (4)	-8.32%
YTD Cumulative Distribution Rate (5)	6.49%

(2)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the Fund’s NAV and reinvestment of all distributions.

(3)	Current Fiscal YTD Annualized Distribution Rate is the cumulative distribution rate annualized as a percentage of the Fund’s NAV at quarter end.

(4)	YTD Cumulative Total Return on NAV is the percentage change in the Fund’s NAV from the first day of the year to this quarter end, including distributions paid and assuming reinvestment of those distributions.

(5)	YTD Cumulative Distribution Rate is the dollar value of distributions from the first day of the year to this quarter end as a percentage of the Fund’s NAV at quarter end.

Section 19(a) notices are posted on the Fund’s website at:

ZF 19A Notices

The Zweig closed-end funds are advised by Zweig Advisers LLC. For more information on the Fund, please contact shareholder services at 800.272.2700, by email at zweig@virtus.com, or visit us on the web at www.virtus.com.

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Section 19(a) Notice

NEW YORK, April 1, 2016 – The Zweig Fund, Inc. (NYSE: ZF) declared a distribution of $0.362 per share to shareholders of record at the close of business on April 11, 2016 (ex-date April 7, 2016).

The following table sets forth the estimated amounts of the current distribution, payable April 18, 2016, and the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2016 (QTD)		Year-to-date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$0.035	9.8%	$0.035	9.8%
Net Realized Foreign Currency Gains	-	0.0%	-	0.0%
Net Realized Short-Term Capital Gains	-	0.0%	-	0.0%
Net Realized Long-Term Capital Gains	-	0.0%	-	0.0%
Return of Capital (or other Capital Source)	0.327	90.2%	0.327	90.2%
Total Distribution	$0.362	100.0%	$0.362	100.0%
(1)	The distribution paid on January 11, 2016 was reportable in 2015 for federal income tax purposes and any distributions paid from January 12, 2016 to January 10, 2017 will be reportable for 2016 federal income tax purposes.

As of March 31, 2016
Five-Year Average Annual Total Return on NAV(1)	6.3%
Current Fiscal YTD Annualized Distribution Rate (2)	10.0%
YTD Cumulative Total Return on NAV (3)	-2.0%
YTD Cumulative Distribution Rate (4)	2.5%
(1)	Average Annual Total Return on NAV is the annual compound return for the five-year period. It reflects the change in the fund’s NAV and reinvestment of all distributions.
(2)	Current Fiscal YTD Annualized Distribution Rate is the cumulative distribution rate annualized as a percentage of the fund’s NAV at quarter-end.
(3)	YTD Cumulative Total Return on NAV is the percentage change in the fund’s NAV from the first day of the year to this quarter end, including distributions paid and assuming reinvestment of those distributions.
(4)	YTD Cumulative Distribution Rate is the dollar value of distributions from the first day of the year to this quarter end, expressed as a percentage of the fund’s NAV at quarter-end.

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s managed distribution plan.

Zweig Advisers LLC | 100 Pearl Street | Hartford, CT 06103

Zweig Fund - 2

The Fund estimates that it has distributed more than its income and net realized capital gains in the fiscal year to date; therefore, a portion of the distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send shareholders a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

For more information on the Fund, please contact shareholder services at 800.272.2700, by email at zweig@virtus.com, or visit us on the web at www.virtus.com.

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Zweig Advisers LLC | 100 Pearl Street | Hartford, CT 06103